Exhibit 10.24(b)

Employees Stock Ownership Plan

of People’s United Financial, Inc.

Amendment No. 2

People’s United Financial, Inc. (the “Company”) hereby amends the Employee Stock Ownership Plan of People’s United Financial, Inc. (the “Plan”) pursuant to its power so to do as provided in Section 17.1 and 17.2 of the Plan as hereinafter set forth.

1.	Section 1.28 is hereby amended to by adding to the end thereof the following, effective as of January 1, 2008:

“For Limitation Years beginning after December 31, 2007, “415 Compensation” shall include payments made within 2 1/2 months after severance from employment (within the meaning of Code Section 401(k)(2)(B)(i)(I)) or if later, the end of the Limitation Year during which the severance occurred, provided that, absent a severance from employment, such payments would have been made to the Employee while such Employee continued in employment with the Bank and constitute regular compensation for services during the Employee’s regular working hours, compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, and other similar compensation. Payments for accrued bona fide sick, vacation or other leave will also be included, but only if the Employee would have been able to use such leave if employment had continued. Any payments not described above are not considered “415 Compensation” if paid after severance from employment, even if they are paid within 2 1/2 months following severance from employment or within the appropriate Limitation Year.”

2.	Section 8.2(c) is hereby amended by adding to the end thereof the following:

“Reductions shall be made under the People’s United Bank 401(k) Employee Savings Plan in order to satisfy the limitations on annual additions before any such reductions shall be made under this Plan. Notwithstanding the provisions of this Section 8.2(c) effective for Limitation Years beginning on or after January 1, 2008, any excess annual additions as determined under Section 8.2 shall be corrected by the use of the Employee Plans Compliance Resolution System or any other correction method permitted by applicable law.”

3.

The amendments made hereby shall become effective as set forth herein, subject to the provisions of this paragraph. The Plan as amended may be submitted to the Internal Revenue Service (the “IRS”) with a request for a written ruling to the effect that the provisions as set forth herein will result in the Plan continuing to be a qualified Plan as set forth in the provisions of Section 401 of the Internal Revenue Code of 1986, as it may from time to time be amended. To the extent that any provisions contained in such amendments would contain any provision which would adversely affect such qualified status in the opinion of the IRS, such provisions, subject to the last sentence of this paragraph, shall become null and void. Further, the Plan shall be subject as of the applicable effective date set forth herein to all provisions of any further amendments so made in response to any suggestions, comments or requests by any personnel of the IRS in connection with the request described in this paragraph. Notwithstanding the foregoing, in the event that any action for declaratory judgment is instituted in the Tax Court in connection with any refusal or failure to issue such written determination by the IRS or any adverse action with respect to such request, the putting into effect of any such amendment shall be further postponed, but all amendments shall be made in accordance with the decision of the Tax Court or such decision as it may be altered or changed upon further proceedings before the Tax Court or any appeal therefrom, all as of the applicable effective date indicated herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as provided herein.

PEOPLE’S UNITED FINANCIAL, INC.

By:
Date

Its: